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                                                                     EXHIBIT 2.4

RESIDENCE INN - CYPRESS                                           EXECUTION COPY
LOS ALAMITOS, CALIFORNIA

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                        RESIDENCE INN BY MARRIOTT, INC.,

                                    as Seller

                                       and

                          APPLE HOSPITALITY FIVE, INC.

                                  as Purchaser

                                  May 23, 2003

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.    DEFINITIONS.....................................................1
SECTION 2.    PURCHASE AND SALE, DUE DILIGENCE PERIOD, APPROVALS..............5
   2.1     Purchase and Sale..................................................5
   2.2     Due Diligence Period...............................................5
   2.3     Title Matters......................................................7
   2.4     Approval By Seller's Corporate Growth Committee....................8
SECTION 3.    PURCHASE PRICE AND CLOSING......................................9
   3.1     Purchase Price and Deposit.........................................9
   3.2     Closing............................................................9
   3.3     Closing Date.......................................................9
SECTION 4.    CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE...................9
   4.1     Closing Documents.................................................10
   4.2     Condition of the Property.........................................11
   4.3     Title Policies....................................................11
   4.4     Other.............................................................11
SECTION 5.    CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.....................12
   5.1     Purchase Price....................................................12
   5.2     Closing Documents.................................................12
   5.3     Other.............................................................12
SECTION 6.    REPRESENTATIONS AND WARRANTIES OF SELLER.......................12
   6.1     Status and Authority of Seller....................................12
   6.2     Action of Seller..................................................13
   6.3     No Violations of Agreements.......................................13
   6.4     Litigation........................................................13
   6.5     Compliance With Law...............................................13
   6.6     Not A Foreign Person..............................................13
   6.7     Construction Contracts, Mechanics' Liens..........................14
   6.8     FF&E..............................................................14
   6.9     Hazardous Substances..............................................14
   6.10    Condition of Property.............................................14
   6.11    Contracts.........................................................14
   6.12    Financial Statements..............................................15
   6.13    Leases............................................................15
   6.14    Employees.........................................................15
   6.15    Utilities.........................................................15
   6.16    Assets for Operation of Hotel.....................................15
SECTION 7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER....................16
   7.1     Status and Authority of Purchaser.................................16
   7.2     Action of Purchaser...............................................16
   7.3     No Violations of Agreements.......................................17
   7.4     Litigation........................................................17
SECTION 8.    ADDITIONAL COVENANTS OF SELLER AND PURCHASER...................17

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   8.1     Compliance with Laws, Etc.........................................17
   8.2     Approval of Agreements............................................17
   8.3     Notice of Material Changes or Untrue Representations..............17
   8.4     Maintenance and Operation of the Property.........................18
   8.5     Liquor Licenses...................................................18
   8.6     Bulk Sales........................................................18
   8.7     Indemnification by Seller.........................................18
   8.8     Indemnification by Purchaser......................................19
   8.9     Condemnation and Casualty.........................................19
   8.10    Access to Information.............................................20
SECTION 9.    APPORTIONMENTS.................................................20
SECTION 10.   DEFAULT........................................................22
   10.1   Default by Seller..................................................22
   10.2   Default by Purchaser...............................................22
SECTION 11.   MISCELLANEOUS..................................................23
   11.1    Brokerage Commissions.............................................23
   11.2    Publicity.........................................................23
   11.3    Notices...........................................................24
   11.4    Assignment, Successors and Assigns................................25
   11.5    Severability......................................................25
   11.6    Counterparts, Etc.................................................26
   11.7    Governing Law; Jurisdiction; Waiver of Jury Trial.................26
   11.8    Performance on Business Days......................................26
   11.9    Attorneys' Fees...................................................26
   11.10   Section and Other Headings........................................27
   11.11   Waivers, Etc......................................................27
   11.12   Relationship......................................................27
   11.13   Time of the Essence...............................................27

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                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is made as of the 23rd day of May, 2003 (the "Effective Date"), by and between RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation ("Seller") and APPLE HOSPITALITY FIVE, INC., a Virginia corporation ("Purchaser").

                                    RECITALS:

     WHEREAS, Seller is the owner of that certain parcel of land situated in the City of Cypress, County of Orange, State of California, as more fully described in Exhibit A attached hereto and incorporated herein by reference, and any privileges, rights, easements, hereditaments and appurtenances belonging to such parcel of land (collectively, together with the Improvements as hereinafter defined, the "Real Property").

     WHEREAS, Seller constructed and currently operates a Residence Inn by Marriott hotel, with related amenities on the Real Property.

     WHEREAS, Purchaser desires to purchase the Real Property and the Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth.

     WHEREAS, Seller desires to sell to Purchaser the Real Property and the Assets, upon the terms and conditions hereinafter set forth; and

     WHEREAS, Purchaser or its Affiliate and Seller have agreed to enter into the Management Agreement (as hereinafter defined) simultaneously with the Closing (as hereinafter defined) pursuant to which Seller shall manage the Real Property on behalf of and for the benefit of Purchaser after the Closing.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                             SECTION 1. DEFINITIONS

     Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

     "Act of Bankruptcy" shall mean, as to either party, the commencement by or against such party of a voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such party or any substantial part of its property,

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or the making by such party of a general assignment for the benefit of creditors, or the failure of such party generally to pay its debts as they become due.

     "Additional Deposit" shall have the meaning set forth in Section 3.1.

     "Affiliate" shall mean, with respect to either party hereto, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party. As used herein, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a party or other Person, whether through the ownership of voting interests, by contract or otherwise.

     "Agreement" shall mean this Purchase and Sale Agreement, together with all exhibits attached hereto, as it and they may be amended from time to time as herein provided.

     "Assets" shall mean all of the FF&E, the Fixed Asset Supplies, the Records, the working capital cash account established by Seller at Closing, the Contracts, the Inventories and the Intangible Property in which Seller has an interest now or in which Seller hereafter (but prior to the Closing Date) acquires an interest, other than any Excluded Assets.

     "Broker" shall have the meaning given such term in Section 11.1.

     "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Maryland, the State of California or the Commonwealth of Virginia are authorized by law or executive action to close.

     "Closing" shall have the meaning given such term in Section 3.2.

     "Closing Date" shall have the meaning given such term in Section 3.3.

     "Confidential Information" shall have the meaning given such term in
Section 2.2(d).

     "Contracts" shall mean all contracts to which Seller is a party with respect to the Property or otherwise relating to the ownership, use or operation of the Property, including all leases of F F & E; provided, however, that "Contracts" shall not include any such agreements to the extent they relate to property other than the Property.

     "Deposit" shall have the meaning set forth in Section 3.1.

     "Due Diligence Materials" shall have the meaning given such term in Section 2.2(c).

     "Due Diligence Period" shall have the meaning given such term in Section 2.2(a).

     "Effective Date" shall have the meaning given such term in the Preamble.

     "Environmental Report" shall have the meaning given such term in Section
6.9.

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     "Excluded Assets" shall mean (i) any right, title or interest in the name or signage containing the name "Residence Inn," or "Residence Inn by Marriott" and other marks used, or that may be used in the future, by Seller or its Affiliates, (ii) all property owned by Seller or any of its Affiliates, not normally located at the Property and used, but not exclusively, in connection with the operation of the Property, (iii) all items, tangible or intangible, consisting of proprietary information as reasonably determined by Seller, not used exclusively in connection with the operation of the Property, (iv) all books, ledger sheets, files and records used by Seller or any of its Affiliates in the operation of the Property, other than the Records, (v) all contracts pertaining to the operation of the Property other than the Contracts, (vi) any software, manuals, brochures or directives used by Seller or any of its Affiliates in the operation of the Property as part of the Residence Inn by Marriott system; and (v) any license or permit for the sale of alcoholic beverages at the Property, which license or permit shall remain in the name of Seller, as manager of the Hotel under the Management Agreement after the Closing.

     "Financial Statements" shall have the meaning given such term in Section 2.2(c)(i).

     "FF&E" shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned or leased by Seller or any of its Affiliates and located in or at, or used in connection with the ownership, operation or maintenance of, the Property, but in any event excluding any Excluded Assets.

     "Fixed Asset Supplies" shall mean, with respect to the Property, those items typically included within the definition of "Property and Equipment" under the Uniform System of Accounts, including, but not limited to, linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or guest rooms.

     "Gap Notice" shall have the meaning set forth in Section 2.3(d).

     "Hazardous Materials" shall have the meaning set forth in Section 6.9.

     "Hotel" shall mean the Residence Inn by Marriott hotel located on the Real Property.

     "Improvements" shall mean the Hotel and all other buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to, the land described in Exhibit A attached hereto.

     "Initial Deposit" shall have the meaning set forth in Section 3.1.

     "Intangible Property" shall mean all (a) permits, certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any public body or by any private party and relating to the ownership, use or operation of the Property, and (b) certificates, licenses, warranties and guarantees and the Contracts relating to the ownership, use or operation of the Property, other than (x) the Excluded Assets, and (y) such permits, operating permits, certificates, licenses and approvals, which are required by any governmental laws or regulations

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to be held by Seller in order to permit Seller to operate the Property as manager in accordance with the terms of the Management Agreement.

     "Inventories" shall mean, with respect to the Property, all "Inventories" as defined in the Uniform System of Accounts.

     "Management Agreement" shall mean that certain management agreement between Seller, as manager, and Purchaser, as owner, for the management and operation of the Property by Seller, in the form of the management agreement attached hereto as Exhibit F.

     "MI" shall mean Marriott International, Inc.

     "Objections" shall have the meaning set forth in Section 2.3(b).

     "Owner Agreement" shall mean that certain owner agreement between Seller, Purchaser, and Apple Five Management, Inc., a Virginia corporation, in the form of the owner agreement attached hereto as Exhibit G.

     "Permitted Exceptions" shall have the meaning set forth in Section 2.3(b).

     "Person" means any individual (and the heirs, executors, administrators, or other legal representatives of an individual), corporation, partnership, limited liability company, trustee, trust, unincorporated organization or other entity.

     "Property" shall mean the Real Property and Assets.

     "Purchase Price" shall have the meaning given such term in Section 3.1.

     "Real Property" shall have the meaning given such term in the first
Recital.

     "Records" shall mean originals, or if originals are not available to Seller, copies of the Due Diligence Materials, excluding the title policy, any environmental studies and reports issued to Seller, and any engineering or subsurface studies and reports issued to Seller, each as described in Section 2.2(c)(iii).

     "SEC" shall mean the Securities and Exchange Commission.

     "Survey" shall have the meaning given such term in Section 2.3(a).

     "Title Commitment" shall have the meaning given such term in Section
2.3(a).

     "Title Company" shall mean Land America - Dallas National Division

     "Title Review Period" shall have the meaning given such term in Section 2.3(b).

     "Transfer Taxes" shall have the meaning given such term in Section 9.1(a).

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     "Uniform System of Accounts" shall mean A Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

          SECTION 2. PURCHASE AND SALE, DUE DILIGENCE PERIOD, APPROVALS

     2.1 Purchase and Sale. In consideration of the mutual covenants herein contained, Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to Purchaser, all of Seller's right, title and interest in and to the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

     2.2 Due Diligence Period.

     (a) Duration of Due Diligence Period. During the period beginning on the Effective Date and expiring at 5:00 p.m. Eastern Daylight Savings Time on the earlier of (i) the sixtieth (60th) day after the Effective Date; or (ii) the date designated by Purchaser in a written notice to Seller (the "Due Diligence Period"), Purchaser may elect to perform or have performed, at its expense, such studies and investigations of the Property as do not unreasonably interfere with Seller's activities on the Property and as Purchaser deems necessary or appropriate to determine the feasibility of purchasing the Property. Such right of investigation shall include the right to perform surveys, environmental studies and zoning studies and such other matters relating to the Property as Purchaser deems appropriate.

     (b) Diligence Inspections. At all times prior to the Closing, Seller shall permit Purchaser access to the Property to perform the various due diligence activities referenced in Section 2.2(a) above, and Purchaser and its employees, representatives and agents shall have the right to communicate with Seller's staff and with the Hotel staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel. Purchaser shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially affects the operation of the Property. Purchaser shall give Seller two (2) Business Days prior notice of entry (which notice may be by telephone), and a representative of Seller may accompany Purchaser. Prior to the time that Purchaser first enters upon the Property, Purchaser shall deliver to Seller a certificate of insurance that (i) evidences that Purchaser is maintaining liability insurance covering losses that may be sustained in connection with Purchaser's entry onto the Property, with a limit of no less than $2,000,000 per each occurrence and $4,000,000 in the aggregate; (ii) names Seller, as additional insured parties to the extent of Purchaser's indemnity obligations contained in this Agreement; and
(iii) confirms that Purchaser's insurance company will provide Seller at least thirty (30) days prior written notice of such company's intention to cancel, or reduce coverage under, such liability policy. In connection with such investigations, Purchaser shall promptly restore the Property to substantially the same condition as existed immediately prior any activity by Purchaser or its agents, representatives or contractors. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all , loss , cost, expense, liability or damage (including, without limitation, reasonable attorneys' fees) which Seller may incur in connection

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with any entry and/or activities on or around the Property by Purchaser or its representatives, agents or contractors. Purchaser shall have no liability to Seller for any costs, expenses or liability associated with or resulting from the discovery of any existing condition on or near the Property. The foregoing indemnification agreement shall survive the termination of this Agreement and Closing hereunder.

     (c) Delivery of Due Diligence Materials. Within five (5) days after the Effective Date, Seller, at Seller's sole cost and expense, will deliver to Purchaser (or make available at the Property during normal business hours) for Purchaser's review, to the extent not previously delivered to Purchaser, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof (collectively, the "Due Diligence Materials"):

          (i) Financial statements and budgets for the Hotel for the current year to date and November through December 2002 (the "Financial Statements");

          (ii) All real estate and personal property tax statements received by Seller with respect to the Property for the current year and the calendar year immediately prior to the current year;

          (iii) Construction drawings (to the extent available), final "as-built" plans and specifications for the Hotel; a copy of the title policy; any environmental studies and reports issued to Seller; any topographical, boundary or "as built" surveys; and any engineering or subsurface studies and reports issued to Seller;

          (iv) All Contracts;

          (vi) A schedule of all FF&E at the Property owned by Seller; and

          (vii) The documents evidencing the Intangible Property.

     Seller makes no representation or warranty whatsoever, express or implied, with respect to the completeness, content or accuracy of the Due Diligence Materials and with respect to any of the matters disclosed therein, except as otherwise expressly provided in this Agreement. Purchaser hereby releases Seller (including, without limitation, Seller's officers, directors, holders of interests therein and employees) from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Due Diligence Materials, except to the extent of any express representation or warranty by Seller provided in this Agreement with respect thereto. Upon Closing, the Due Diligence Materials (other than the title policy, any environmental studies and reports issued to Seller, and any engineering or subsurface studies and reports issued to Seller, each as described in Section 2.2(c)(iii) above) shall become the property of Purchaser without payment of any additional consideration therefor.

     (d) Confidential. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that until Closing occurs under this Agreement, (i) the results of all

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inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser's inspection rights, and (ii) all non-public information regarding the Property of whatever nature made available to Purchaser by Seller or Seller's agents or representatives (collectively, the "Confidential Information") is confidential and shall not be disclosed before the Closing to any other person, except Purchaser's lenders, Affiliates, officers, employees, attorneys, accountants, engineers and consultants or as otherwise required by law or court order and except for any disclosure in connection with any filings made by Purchaser with the SEC. If the Closing does not occur, the terms and provisions of this Section 2.2(d) shall survive the termination of this Agreement.

     (e) Termination by Purchaser During Due Diligence Period. In the event Purchaser is dissatisfied, in its sole and absolute discretion, with the results of any of the studies, investigations or documents reviewed by Purchaser, then Purchaser may terminate this Agreement, provided that Purchaser makes such election by providing written notice thereof to Seller on or before the expiration of the Due Diligence Period. Upon termination of this Agreement in accordance with this Section 2.2(e), the Initial Deposit shall be returned to Purchaser upon Purchaser's compliance with the restoration and the indemnification provisions of Section 2.2(b). In the event that Purchaser does not terminate this Agreement on or prior to the expiration of the Due Diligence Period, then Purchaser shall conclusively be deemed to have confirmed that it has had adequate opportunity to investigate the Property and to conduct such tests, studies, investigations and examinations of the Property and all matters pertaining to the Property as Purchaser deems prudent, and that Purchaser has approved the condition of the Property and has elected to proceed to Closing, subject to the other terms and conditions of this Agreement.

     2.3 Title Matters.

     (a) Title Commitment & Survey. Purchaser shall, at its expense, (i) obtain from the Title Company, and deliver a copy thereof to Seller, a commitment to issue a current form of ALTA title insurance policy covering the Real Property and with access, same as survey, subdivision, zoning and comprehensive endorsements, if so desired by Purchaser (the "Title Commitment") together with copies of all documents and instruments identified therein as title exceptions, and (ii) if it so desires, obtain a current as-built ALTA survey of the Property and deliver a copy to Seller (the "Survey").

     (b) Objections to Title & Survey Matters. On or before the expiration of the thirtieth (30th) day following the Effective Date (the "Title Review Period"), Purchaser shall notify Seller in writing of any matters or exceptions shown on the Title Commitment or the Survey that are not acceptable to Purchaser ("Objections"). Any matters or exceptions to which Purchaser does not object within the Title Review Period shall be deemed to be permitted exceptions, including, without limitation, all building and zoning laws, codes, and regulations affecting the Property, including all proffers, special exceptions, conditions, site plan approvals, and other similar matters, if any, relating to the zoning of the Property ("Permitted Exceptions"). In no event shall Permitted Exceptions include liens, mortgages, deeds of trust, other documents securing any indebtedness, any mechanics' or materialmen's liens or any other monetary liens, each of

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which shall be released at Closing, except as otherwise provided in Section 6.7.
Notwithstanding the foregoing, Purchaser agrees that the lien of real estate taxes and water and sewer charges not yet due and payable shall constitute Permitted Exceptions.

     (c) Purchaser's Objections to Title. If Purchaser objects to any matter affecting title or the Survey in accordance with Section 2.3(b) which is not expressly a Permitted Exception, then Seller shall have ten (10) Business Days from receipt of Purchaser's notice to elect, in Seller's sole and absolute discretion, to (i) cure any one (1) or more of such Objections or to provide assurances acceptable to Purchaser that one (1) or more of such Objections will be cured at or before Closing; or (ii) decline to cure all or some of such Objections. Seller's failure to respond to Purchaser's Objections within such ten (10) Business Day period shall be deemed to be Seller's election to not cure any such Objection(s). If Seller elects or is deemed to have elected not to cure all or some of Purchaser's Objections, Purchaser may, at its option, terminate this Agreement by giving Seller written notice thereof on or before the later of
(i) five (5) Business Days after Seller has elected, or is deemed to have elected, not to cure all or some of Purchaser's Objections or (ii) the expiration of the Due Diligence Period in which case the Deposit shall be promptly returned to Purchaser. If Seller elects to cure any such Objections, Seller shall diligently and in good faith use commercially reasonable efforts to do so on or before the Closing Date. If Seller fails to cure any such Objection by the Closing Date, Purchaser may, at its option, terminate this Agreement by giving Seller written notice thereof at any time on or before the Closing Date, in which case the Deposit shall be promptly returned to Purchaser. Purchaser's failure to notify Seller of its election to terminate in accordance with this
Section 2.3(c) shall be deemed Purchaser's election to waive any such Objection(s) and such waived Objections shall be deemed to be Permitted Exceptions. Nothing in this Section 2.3 shall affect Purchaser's right to terminate this Agreement for any reason during the Due Diligence Period.

     (d) Pre-Closing Gap Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing (the "Gap Notice") of any objections to title pertaining to any title exception disclosed by the Title Company or of which Purchaser otherwise becomes aware between the expiration of the Title Review Period and the Closing; provided such title exception was not disclosed by the Title Company or otherwise actually known to Purchaser prior to the expiration of the Title Review Period, and provided such title exception did not arise due to the actions of Purchaser or Purchaser's representative. Purchaser must notify Seller in writing of such exception to title within five (5) Business Days of being made aware of the existence of such exception. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser's Objections under
Section 2.3(c) and the Closing Date shall be extended up to an additional sixty
(60) days as necessary to accommodate the same.

     2.4 Approval By Seller's Corporate Growth Committee. During the period beginning on the first day following the last day of the Due Diligence Period and on the twentieth (20th) day thereafter, Seller shall pursue, with due diligence, approval by Seller's Corporate Growth Committee of the transaction contemplated by this Agreement. If as of the end of such twenty (20) day period, Seller has not obtained the approval of its Corporate Growth Committee, Seller may terminate this Agreement by providing written notice of such termination to Purchaser within three (3) Business Days after the expiration of such twenty day period, whereupon the

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Deposit shall be immediately returned to Purchaser and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided in this Agreement.

                      SECTION 3. PURCHASE PRICE AND CLOSING

     3.1 Purchase Price and Deposit. The purchase price for the Property is Nineteen Million Dollars ($19,000,000). The Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts to be designated by Seller prior to Closing. Within three (3) Business Days following full execution of this Agreement, Purchaser shall deposit with the Title Company the sum of One Hundred Thousand Dollars ($100,000) (together with any interest that earned thereon, the "Initial Deposit"). If Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, within three
(3) Business Days following the expiration of the Due Diligence Period, Purchaser shall deposit with the Title Company an additional sum of One Hundred Thousand Dollars ($100,000) (together with any interest earned thereon, the "Additional Deposit"). The Initial Deposit and the Additional Deposit shall be collectively known as the "Deposit." The Deposit shall be applied towards the Purchase Price at Closing.

     3.2 Closing. Closing shall be held at the offices of the Title Company, at 9:00 a.m. on the Closing Date or on such Business Day and at such time before the Closing Date reasonably acceptable to Seller and Purchaser, or such other location as is agreed upon by Purchaser and Seller (the "Closing"). The delivery of the documents and the payment of the sums to be delivered and paid at Closing shall be accomplished through the Title Company unless otherwise agreed by Seller and Purchaser.

     3.3 Closing Date. Closing shall occur on May 23, 2003 or such later date as mutually agreed upon by Purchaser and Seller (which date shall be on a Friday), but not later than the thirtieth (30th) day after the expiration of the Due Diligence Period (the "Closing Date").

            SECTION 4. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     Unless otherwise waived in writing, and without prejudice to Purchaser's right to cancel this Agreement during the Due Diligence Period, the duties and obligations of Purchaser to proceed to Closing under the this Agreement are subject to strict compliance with, and satisfaction or waiver of, each of the conditions set forth in this Section 4, each of which shall be deemed material to this Agreement. In the event of the failure of any of the conditions set forth in this Section 4 or of any other condition to Purchaser's obligations provided for in this Agreement, which condition is not waived in writing by Purchaser, Purchaser shall have the right at its option to declare this Agreement terminated, in which case the Deposit shall be immediately returned to Purchaser and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided in this Agreement.

     4.1 Closing Documents. Seller shall have delivered to Purchaser with respect to the Property the following items, each of which shall be duly executed and acknowledged by Seller as applicable:

     (a) A grant deed in the form attached hereto as Exhibit B conveying the Real Property, in fee simple, to Purchaser, subject to the Permitted Exceptions;

     (b) An Assignment of Contracts in the form set forth in Exhibit C hereto, an Assignment of Intangible Property in the form set forth in Exhibit D hereto, a Warranty Bill of Sale in the form set forth in Exhibit E hereto, transferring and assigning to Purchaser all rights, title and interest of Seller (and MI or its Affiliates, as applicable) in the Assets. Notwithstanding anything to the contrary contained in this Agreement, only those Contracts and Intangible Property that are assignable or transferable by Seller will be transferred to Purchaser at Closing. If any Contract or Intangible Property is not assignable or transferable by Seller pursuant to the terms of such Contract or Intangible Property, Seller agrees to work in good faith and use commercially reasonable efforts (which does not include the payment of funds) to have such Contract and/or Intangible Property assigned to Purchaser by Seller promptly after the Closing; provided, however, Seller shall have no obligation to transfer to Purchaser any Intangible Property which is not assignable or transferable by Seller pursuant to any applicable governmental laws or regulations;

     (c) A copy of the final certificate of occupancy for the Real Property;

     (d) A Preliminary Change of Ownership form in the proper form for Orange County, California setting forth the requested information identifying the Property so that the same may be completed and filed by Purchaser with the deed;

     (e) The Management Agreement;

     (f) The Owner Agreement

     (g) A FIRPTA Affidavit or Transferor's Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and, if applicable, an IRS Form 1099;

     (h) An owner's affidavit in the usual and customary form of the Title Company, gap indemnity agreement and other documents reasonably required by the Title Company;

     (i) A settlement statement;

     (j) The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Purchaser of any motor vehicles used in connection with the Hotel's operations;

     (k) Certified copy of resolutions of the Board of Directors of Seller, or other evidence satisfactory to Purchaser and the Title Company, authorizing the sale of the Property contemplated by this Agreement and evidencing that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the state in which Seller is organized and from the state in which the Property is located;

     (l) To the extent not previously delivered to Purchaser, the Records;

     (m) Possession of the Property, subject to the Management Agreement and guests occupying the Hotel; and

     (n) Such other conveyance documents, certificates, deeds, affidavits and other instruments as may be contemplated by this Agreement or as may be reasonably required or customary in California to effectuate the transactions contemplated by this Agreement.

     4.2 Condition of the Property.

     (a) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Property.

     (b) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property shall be in full force and effect, including any alcoholic beverage licenses.

     (c) The Property shall be in materially the same condition as existed upon the expiration of the Due Diligence Period, subject only to ordinary wear and tear and except as otherwise provided in Section 8.9.

     4.3 Title Policies. The Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue a title insurance policy to Purchaser, at Purchaser's sole expense, in accordance with Section 2.3(a) and with no exceptions to title other than Permitted Exceptions.

     4.4 Other

     (a) No Act of Bankruptcy on the part of Seller shall have occurred and remain outstanding as of the Closing Date;

     (b) Seller currently holds and at Closing Seller will convey to Purchaser fee simple title to the Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements (other than the Permitted Exceptions and this Agreement);

     (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Agreement to be performed, observed and complied with by Seller, as and when required hereunder; and

     (d) All of Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects as if made again on the Closing Date, without regard to qualification therein as to Seller's "knowledge" or "actual knowledge".

              SECTION 5. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     Unless otherwise waived in writing, the duties and obligations of Seller to proceed to Closing under the this Agreement are subject to strict compliance with, and satisfaction or waiver of, each of the conditions set forth in this
Section 5, each of which shall be deemed material to this Agreement. In the event of the failure of any of the conditions set forth in this Section 5 or of any other condition to Seller's obligations provided for in this Agreement, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Agreement terminated, in which case the Deposit shall be immediately returned to Seller and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided in this Agreement.

     5.1 Purchase Price. Purchaser shall deliver to Seller and/or Title Company the Purchase Price as provided in Section 3.1.

     5.2 Closing Documents. Purchaser shall have delivered to Seller:

     (a) Duly executed and acknowledged counterparts of any of the documents described in Section 4.1 which require Purchaser's or its Affiliate's signatures; and

     (b) Certified copy of resolutions of the Board of Directors of Purchaser, or other evidence satisfactory to Seller and the Title Company, authorizing the purchase of the Property contemplated by this Agreement and evidencing that the person or persons executing the closing documents on behalf of Purchaser have full right, power and authority to do so.

     5.3 Other Purchaser shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Agreement to be performed, observed and complied with by Purchaser, as and when required hereunder.

               SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

     6.1 Status and Authority of Seller. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware, and subject to the issuance of the approval referenced in Section 2.4 above, has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to transact business in the state in which the Property is located.

     6.2 Action of Seller. Subject to the issuance of the approval referenced in
Section 2.4 above, Seller has taken, or as of the Closing Date will have taken, all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to Closing, such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

     6.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller or the Property is bound.

     6.4 Litigation. Seller has received no written notice of and, to Seller's actual knowledge, no action or proceeding is pending or, to Seller's actual knowledge threatened and Seller has received no written notice of and, to Seller's actual knowledge, no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (b) if adversely decided, will result in any material adverse change in the business, operation, affairs or condition of the Property, (c) if adversely decided, may result in or subject the Property to a material liability, or (d) involves condemnation or eminent domain proceedings against the Property.

     6.5 Compliance With Law. To Seller's actual knowledge: (i) the Property and the use and operation thereof do not violate any material Federal, state, municipal and other governmental statutes, ordinances, bylaws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (ii) there are presently or, at the Closing there will be, in effect all material licenses, permits and other authorizations necessary for the then current use, occupancy and operation thereof, including, without limitation, any alcoholic beverage licenses. Seller has not received written notice of, and Seller has no actual knowledge of, any threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of any of the Property or which would modify or realign any adjacent street or highway. Seller has received no written notice from governmental authorities relating to any noncompliance or violation of law with respect to the Property that has not been corrected.

     6.6 Not A Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     6.7 Construction Contracts, Mechanics' Liens. At the Closing for the Property, there will be no outstanding contracts made by Seller of the Property for the construction or repair of any Improvements relating to the Property which have not been fully paid for or the provision for the payment of which has not been made by Seller and Seller shall discharge and have released of record all mechanics' or materialmen's liens, if any, arising from any labor or materials furnished to the Property prior to the Closing to the extent any such lien is not bonded over in a manner reasonably acceptable to Purchaser.

     6.8 FF&E. As of the Closing Date, Seller has good and marketable title to the FF&E located on the Property.

     6.9 Hazardous Substances Except as otherwise disclosed in that certain Phase I Environmental Site Assessment Report dated February 25, 2000 prepared for Seller by Secor International Incorporated (the "Environmental Report"), a copy of which has been delivered to Purchaser prior to the execution of this Agreement, to Seller's actual knowledge, Seller has not stored or disposed of (or engaged in the business of storing or disposing of, or authorized the storage or disposal of) or has released or caused or authorized the release of any Hazardous Material on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable Federal, state or local statutes, laws, ordinances, rules or regulations, and which has not as of the Closing Date been removed from the Property in accordance with such applicable statutes, laws, ordinances, rules or regulations. To Seller's actual knowledge, except as otherwise disclosed in the Environmental Report, (i) the Property is free from any such Hazardous Materials, except for reasonable amounts of any such materials necessary for the maintenance, repair and operation of the Property as a hotel and stored, maintained and used in accordance with applicable law; and (ii) no underground storage tanks are currently located on or in the Real Property or any portion thereof. As used in this Section 6.9: "Hazardous Materials" means (1) "hazardous wastes" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time ("RCRA"), (2) "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time ("CERCLA"); (3) "toxic substances" as defined by the Toxic Substances Control Act, as amended from time to time ("TSCA"), (4) "hazardous materials" as defined by the Hazardous Materials Transportation Act, as amended from time to time ("HMTA"), (5) asbestos, oil or other petroleum products, radioactive materials, polychlorinated biphenyls and (6) any substance otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials

     6.10 Condition of Property. To Seller's actual knowledge, as of the Effective Date and the Closing Date, the Improvements are and will be in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship

     6.11 Contracts. Seller has performed all of its obligations under each Contract, and no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default under any such Contract. Further, to Seller's actual knowledge, all other parties to such Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder, and the Contracts are in full force and effect.

     6.12 Financial Statements. The Financial Statements provided by Seller to Purchaser with respect to the Hotel are complete and accurate in all material respects and fairly present the results of operations of the Hotel for the respective periods represented thereby. There are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel, except those, if any, as have been furnished to Purchaser.

     6.13 Leases. The Seller is not a party to and the Real Property is not subject to any leases, subleases or other agreements for the use or occupancy of the Real Property or any portion thereof.

     6.14 Employees. All employees employed at the Hotel are the employees of Seller or its Affiliates. As of the Effective Date, there are no (i) unions organized at the Hotel, or to Seller's actual knowledge, union organizing attempts, (ii) strikes, organized work stoppages or slow downs, or (iii) collective bargaining or other organized labor agreements to which Seller or the Hotel is bound with respect to any employees employed at the Hotel.

     6.15 Utilities. To Seller's actual knowledge, all installation, connection or "tap-on" and usage fees for the utilities servicing the Hotel have been paid.

     6.16 Assets for Operation of Hotel. To Seller's actual knowledge, except for (i) any items or services to be provided by Seller pursuant to the Management Agreement or as part of the Residence Inn by Marriott system, (ii) any permits, certificates, licenses, approvals or other authorizations that Purchaser may be required by any applicable laws, ordinances or regulations to obtain as owner of the Property in connection with its acquisition of the Property, or (iv) any permits, certificates, licenses, approvals or other authorizations that are required by any applicable laws, ordinances or regulations to be held by Seller in order to permit Seller to operate the Property as manager in accordance with the terms of the Management Agreement, on the Closing Date the Property to be conveyed to Purchaser by Seller pursuant to this Agreement constitutes all of the real property, fixtures, tangible personal property, intangible property and other rights and interests reasonably necessary to own and operate the Hotel as it has been owned and operated by Seller prior to Closing and in compliance with all applicable laws, ordinances and regulations.

          All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one (1) year and shall not be deemed to have merged into or be waived by the deed or other conveyancing documents at the Closing. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served promptly, if at all, on or before the date which is twelve (12) months after the Closing Date and, if not commenced and served promptly on or before such date, thereafter shall be void and of no force or effect.

     Except as otherwise expressly provided in this Agreement or any documents to be delivered by Seller at the Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, whether made by Seller, on Seller's behalf or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which it is located. Purchaser acknowledges: (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property; and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing, made by Seller or anyone acting on Seller's behalf. Purchaser further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, PURCHASER ACKNOWLEDGES THAT THE PROPERTY OWNED BY SELLER WILL, UPON THE ACQUISITION BY PURCHASER, BE IN ITS "AS IS" CONDITION AND IN ITS "AS IS" STATE OF REPAIR, WITH ALL FAULTS SUBJECT ONLY, HOWEVER, TO THE EXPRESS COVENANTS, CONDITIONS, REPRESENTATIONS AND WARRANTIES MADE BY SELLER FOR THE BENEFIT OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT.

             SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     To induce Seller to enter in this Agreement, Purchaser represents and warrants to Seller as follows:

     7.1 Status and Authority of Purchaser. Purchaser is duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. On or before the Closing Date, Purchaser shall be duly qualified to transact business in the state in which the Property is located.

     7.2 Action of Purchaser. Purchaser has taken, or as of the Closing Date will have taken, all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

     7.3 No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, or charge upon any property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

     7.4 Litigation. To Purchaser's actual knowledge, no investigation, action or proceeding is pending and, to Purchaser's actual knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

          All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year and shall not be deemed to have merged into or be waived by the deed or other conveyancing documents at the Closing. Any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representation or warranty shall be commenced and served promptly, if at all, on or before the date which is twelve (12) months after the Closing Date and, if not commenced and served promptly on or before such date, thereafter shall be void and of no force or effect.

             SECTION 8. ADDITIONAL COVENANTS OF SELLER AND PURCHASER

     8.1 Compliance with Laws, Etc. During the period between the date of this Agreement and the Closing Date (the "Pre-Closing Period"), Seller shall comply or cause compliance, in all material respects, with (i) all applicable laws, regulations and other requirements affecting the Property from time to time of every governmental body having jurisdiction of the Property or the use or occupancy of the Improvements and (ii) all material terms, covenants and conditions of the Contracts, Intangible Property and other agreements and documents affecting the Property.

     8.2 Approval of Agreements. Except as otherwise authorized by this Agreement, during the Pre-Closing Period, Seller shall not enter into, modify, amend or terminate any agreement which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Seller shall not be required to obtain the consent of Purchaser as to any agreements or easements with government bodies and utility companies necessary for the operation of the Property.

     8.3 Notice of Material Changes or Untrue Representations. During the Pre-Closing Period, upon learning of any material change in any condition with respect to the Property, any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened, or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue, Seller shall promptly notify Purchaser (Purchaser agreeing, on learning of any such fact or condition, promptly to notify Seller thereof).

     8.4 Maintenance and Operation of the Property. During the Pre-Closing Period, Seller shall perform and comply with all of the following:

     (a) Continue to maintain and operate the Property generally in accordance with the practices of the Residence Inn by Marriott system, including, without limitation, accepting reservations and contracts for the use of the Hotel's facilities and not commit waste of any portion of the Hotel;

     (b) Continue to maintain the levels and quality of the Assets generally in accordance with the practices of the Residence Inn by Marriott system;

     (c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date;

     (d) Not sell, assign or lease, or enter into any agreement to sell, assign or lease, or create or permit to exist any lien or encumbrance on, the Property or any portion thereof; provided, however, nothing contained herein shall prohibit any Permitted Exception, any lien or encumbrance which shall be released at Closing or bonded over pursuant to Section 6.7, or any leases of FF&E existing as of the Effective Date;

     (e) Maintain the level of FF&E, Fixed Asset Supplies and Inventories such that Purchaser shall not be required to increase the level thereof in any material respect for the first six (6) months following the Closing.

     8.5 Liquor Licenses. The parties acknowledge that, after Closing, the alcoholic beverage license for the Hotel shall remain in the name of Seller, as manager of the Hotel under the Management Agreement. If permitted under the laws of the jurisdiction in which the Hotel is located, Seller shall execute and file, prior to Closing, any and all necessary forms, applications and other documents with the appropriate liquor and alcoholic beverage authorities to reflect the change in ownership of the Property and maintain the alcoholic beverage license in full force and effect. If the laws of the jurisdiction in which the Hotel is located do not permit such forms, applications and other documents to be executed and filed prior to Closing, Seller will promptly execute and file, at the earliest date reasonably practicable after the Closing, any and all forms, applications and other documents required to reflect the change in ownership of the Property and maintain the alcoholic beverage license in full force and effect.

     8.6 Bulk Sales. At Seller's risk and expense, Seller shall take all steps reasonably necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Agreement.

     8.7 Indemnification by Seller. Without in any way limiting or diminishing the warranties, representations or agreements in this Agreement or the rights or remedies available to Purchaser for a breach of this Agreement, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys' fees) of every kind, nature and description, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

     (a) any claim made against Purchaser or the Property by any of Seller's creditors, including any claims based on or alleging a violation of any bulk sales act or other similar laws arising out of any event occurring on or about or in connection with the Property at any time on or before Closing;

     (b) the material breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, subject to the one (1) year limitation period set forth in Section 6;

     (c) any claim made against Purchaser or the Property by an employee of Seller arising out of Seller's decision to sell the Property to Purchaser; and

     (d) the conduct and operation by Seller of the Property prior to Closing, or the ownership, use or operation of the Property by Seller prior to Closing.

     The provisions of this Section 8.7 shall not apply to any liabilities or obligations with respect to Hazardous Materials, except to the extent of the representation and warranty of Seller set forth in Section 6.9. The indemnity provided for in this Section 8.7 shall not extend to any consequential damages. The foregoing indemnification shall survive the Closing or the termination of this Agreement unless the parties agree otherwise.

     8.8 Indemnification by Purchaser. Without in any way limiting or diminishing the warranties, representations or agreements in this Agreement or the rights or remedies available to Seller for a breach of this Agreement, Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys' fees) of every kind, nature and description, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

     (a) the material breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, subject to the one (1) year limitation period set forth in Section 7; and

     (b) the conduct and operation by Purchaser of the Property on or after Closing, or the ownership, use or operation of the Property by Purchaser on or after the Closing.

     The indemnity provided for in this Section 8.8 shall not extend to any consequential damages. The foregoing indemnification shall survive the Closing or the termination of this Agreement unless the parties agree otherwise.

     8.9 Condemnation and Casualty.

     (a) Risk of Loss; Notice. Prior to Closing, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (i) any loss or damage to the Property shall occur prior to the Closing Date as a result of fire or other casualty, or (ii) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Property, Seller shall promptly notify Purchaser of same in writing (which notice shall include a certification of (x) the amounts of insurance coverages in effect with respect to the loss or damage and (y) if known, the amount of the award to be received in such condemnation).

     (b) Purchaser's Termination Right. If prior to Closing, (a) any condemnation proceeding shall be pending against a substantial portion of the Property or (b) there is any substantial casualty loss or damage to the Property, Purchaser shall have the option to terminate this Agreement, provided Purchaser delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Purchaser written notice of any such loss, damage or condemnation as provided above, and in such event the Deposit shall be delivered to Purchaser and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Agreement. In the context of condemnation, "substantial" shall mean condemnation of such portion of the Property (or access thereto) as could, in Purchaser's reasonable judgment, render use of the remainder of the Property impractical or unfeasible for the operation of the Hotel, and, in the context of casualty loss or damage, "substantial" shall mean a loss or damage in excess of Five Hundred Thousand Dollars ($500,000.00) in value.

     (c) Procedure for Closing. If Purchaser does not timely elect to terminate this Agreement under Section 8.9(b) above, or if the loss, damage or condemnation is not substantial, Purchase shall proceed to Closing and Seller shall pay to Purchaser at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Purchaser all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

     8.10 Access to Information. Before and after the Closing, Purchaser's representatives shall have access to all financial and tax and related information regarding the Hotel's ownership or operations before the Closing to the extent necessary to enable Purchaser's representatives to prepare audited financial statements in conformity with the regulations and requirements of the SEC, and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its Affiliates. If requested before or after the Closing, Seller shall also provide to Purchaser's representative a signed management representation letter and an attorney's audit response letter in form and substance reasonably acceptable to Purchaser and Seller sufficient to enable Purchaser's independent public accountants to render an opinion on the financial statements related to the Hotel. Purchaser will promptly reimburse Seller for any and all costs and expenses reasonably incurred by Seller (including, without limitation reasonable attorneys' fees and expenses) to comply with the requirements of this Section 8.10.

                            SECTION 9. APPORTIONMENTS

     9.1 Apportionments.

     (a) At Closing, Purchaser shall pay all premiums for Purchaser's title insurance policies and endorsements thereto and the cost of recording (other than Transfer Taxes) all documents required by this Agreement. Purchaser and Seller agree to equally share any escrow charges imposed by the Title Company and the cost of any stamp, recordation tax (other than the cost of recording all documents which shall be paid by Purchaser pursuant to the preceding sentence) or Transfer Tax imposed by California State law or by Orange County, California on the transfer of title to the Property from Seller to Purchaser. Seller shall furnish any declaration or other form, signed by Seller or Seller's agent, in order to meet other requirements as established by any local ordinance or state law with regard to a stamp, recordation tax or Transfer Tax on the Property. As used herein, the term "Transfer Taxes" shall mean any transfer, sales, use, or other similar taxes, impositions or expenses incurred in connection with the sale, transfer or conveyance of the Property from Seller to Purchaser. Transfer Taxes shall not include, and Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, any bulk transfer tax, and any privilege, sales and occupancy taxes, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to Closing, and Purchaser shall be solely responsible for all such taxes for any period from and after Closing, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller.

     (b) All real estate taxes (including special assessments attributable to the period prior to the Closing) and items of income and expense with respect to the Property shall be adjusted between Seller and Purchaser as of the Closing Date. All items of revenue, cost and expense of the Property attributable to the period prior to the Closing Date shall be for the account of Seller. All items of revenue, cost and expense of the Property attributable to the period from and after the Closing Date (including, without limitation, room reservation deposits received before the Closing for reservations on or after the Closing Date) shall be for the account of Purchaser. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable accounting performed and agreed to by representatives of Seller and Purchaser at the Closing. Purchaser shall also receive at Closing a credit to the Purchase Price in the amount of Two Thousand Five Hundred Dollars ($2,500) for any expenses attributable to the period prior to the Closing Date that were not included in the adjustments made at Closing.

     (c) At Closing, Seller shall establish reasonable reserves in amounts agreed to by Seller and Purchaser for (i) any sales and use tax audits which may arise after the Closing attributable to the period prior to the Closing Date (the "Tax Reserve"); and (ii) claims under worker's compensation, general liability and employer's liability insurance attributable to the period prior to the Closing Date (the "Insurance Reserve"). The Tax Reserve and the Insurance Reserve shall be used for any of the aforementioned purposes and may be commingled. Seller shall be entitled to disburse to itself any funds remaining in the (i) Insurance Reserve six (6) months after the close of the Property's then current insurance cycle; and (ii) Tax Reserve after the earlier of sixty
(60) days after the completion of all such audits or sixty (60) days after the expiration of all applicable statutes of limitations.

     (d) In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1, upon application by any such party, a certified public accountant reasonably acceptable to the parties to such disputed adjustment shall determine any such adjustments that have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. The obligations of the parties under this
Section 9.1 shall survive Closing.

                               SECTION 10. DEFAULT

     10.1 Default by Seller. If Seller breaches, in any material respect, any of its representations or warranties or covenants or obligations to be performed by Seller under this Agreement and such breach continues for a period of ten (10) days (or such additional period, up to a total of sixty (60) days, as may be reasonably required to cure such breach) after receipt of notice thereof from Purchaser, then Purchaser may as its exclusive remedy under this Agreement before the Closing, terminate this Agreement in which case the Deposit shall be disbursed to Purchaser and Seller shall reimburse Purchaser for all of its reasonable and verifiable out-of-pocket expenses incurred in connection with this Agreement, including any and all costs of collection (including, without limitation, reasonable attorneys' fees), not to exceed Two Hundred Thousand Dollars ($200,000). It is understood and agreed that for purposes of this
Section 10.1, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made. The foregoing limitation on Purchaser's remedies shall not apply to any breach by Seller of (i) a representation or warranty under this Agreement that Purchaser asserts after the Closing in accordance with Section 6; or (ii) any covenants or obligations to be performed after the Closing by Seller under this Agreement. Notwithstanding anything to the contrary contained herein, Purchaser's remedies with respect to the failure of a condition precedent to Purchaser's obligation to close shall be governed by Section 4 and this Section
10.1 shall not apply such failure of a condition precedent.

     10.2 Default by Purchaser. If Purchaser breaches, in any material respect, any of its representations or warranties or covenants or obligations to be performed by Purchaser under this Agreement and such breach continues for a period of ten (10) days (or such additional period, up to a total of sixty (60) days, as may be reasonably required to cure such breach) after receipt of notice thereof from Seller then Seller may, as its sole and exclusive remedy before the Closing terminate this Agreement, whereupon the Deposit shall be released to Seller as liquidated damages and not as a penalty. It is understood and agreed that for purposes of this Section 10.2, if a default results from a false representation or warranty, such default shall be deemed cured if the events, conditions, acts or omissions giving rise to the falsehood are cured within the applicable cure period even though, as a technical matter, such representation or warranty was false as of the date actually made. The foregoing limitation on Seller's remedies shall not apply to any breach by Purchaser of (i) a representation or warranty under this Agreement that Seller asserts after the Closing in accordance with Section 7; or (ii) any covenants or obligations to be performed after the Closing by Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, Seller's remedies with respect to the failure of a condition precedent to Seller's obligation to close shall be governed by Section 5 and this Section 10.2 shall not apply such failure of a condition precedent.

     IN THE EVENT THAT THE PROPERTY IS NOT TRANSFERRED FROM SELLER TO PURCHASER AS A CONSEQUENCE OF DEFAULT BY PURCHASER, PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT SELLER'S ACTUAL DAMAGES WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN AND THEREFORE, BY PLACING THEIR SIGNATURES BELOW, PURCHASER AND SELLER ACKNOWLEDGE THAT THE AMOUNT OF MONEY EXISTING FROM TIME TO TIME HEREUNDER AS THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, TO BE THEIR REASONABLE ESTIMATE OF SELLER'S DAMAGES AND TO BE SELLER'S SOLE

AND EXCLUSIVE REMEDY AGAINST PURCHASER IN THE EVENT OF SUCH A DEFAULT BY PURCHASER UNDER THIS AGREEMENT.


SELLER:                                   PURCHASER:


By:                                       By:
   -----------------------------------        ----------------------------------

                            SECTION 11. MISCELLANEOUS

     11.1 Brokerage Commissions. Seller represents that it has dealt with no broker, agent salesperson or other person who is entitled to or may assert a claim for a commission or other compensation in respect of the transaction herein contemplated (a "Broker") and agrees that, should any Broker make a claim for a commission based upon the actions of Seller, then Seller shall indemnify, defend and hold Purchaser harmless from any such claim. Purchaser represents that it has dealt with no Broker in respect of the transaction herein contemplated and agrees that, should any Broker make a claim for a commission based upon the actions of Purchaser, then Purchaser shall indemnify, defend and hold Seller harmless from any such claim. Notwithstanding anything contained herein to the contrary, the indemnities contained in this Section shall survive Closing hereunder and any termination of this Agreement.

     11.2 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld, except (i) as may be required by law or court order; provided, however, that, if such information is required to be disclosed by court order, the party so disclosing the information shall use reasonable efforts to give notice to the other party as soon as such party learns that it must make such disclosure; (ii) as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, or financial analysts, (iii) as may be reasonably necessary, on a confidential basis, to receive legal, accounting and/or tax advice, (iv) as may be reasonably necessary in connection with the enforcement or protection of such party's rights hereunder or the exercise of any remedies available at law or in equity upon the other party's default, (v) as may be reasonably necessary in the determination of the filing or disclosing party in connection with any filings or other disclosures by either party or its Affiliates pursuant to the requirements of the SEC or other governmental authorities, or (vi) to entities involved in a sale of an interest in Seller, Purchaser, or any of their Affiliates or in a sale of the Property.

     11.3 Notices.

     (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by FedEx or similar expedited commercial carrier, addressed to the recipient of the notice, or with all freight charges prepaid (if by FedEx or similar carrier).

     (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal to accept delivery, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

     (c) All such notices shall be addressed,

          If to Purchaser: Apple Hospitality Five, Inc.
                           c/o Apple Real Estate Investment Trust Companies
                           10 South Third Street
                           Richmond, Virginia 23219
                           Attn: Samuel F. Reynolds, Director of Acquisitions/
                                 Dispositions & Portfolio Management
                           Phone: (804)344-8121
                           Fax:   (804)344-8129

          with a copy to:  Nancy R. Little
                           McGuireWoods LLP
                           901 East Cary Street
                           Richmond, VA  23219
                           Phone: (804)775-1010
                           Fax:   (804)698-2101

          If to Seller:    Residence Inn by Marriott, Inc.
                           c/o Marriott International, Inc.
                           10400 Fernwood Road
                           Bethesda, Maryland 20817
                           Attn:  Department 52/923 - Hotel Development
                           Phone: (301)380-9555
                           Fax:   (301)380-6727

          with copy to:    Residence Inn by Marriott, Inc.
                           c/o Marriott International, Inc.
                           10400 Fernwood Road
                           Bethesda, Maryland 20817
                           Attn:  Timothy J. Grisius/Project Finance
                           Phone: (301)380-3000
                           Fax:   (301)380-5067

     (d) By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

     11.4 Assignment, Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assigned by Seller without the prior written consent of Purchaser, which consent may be withheld in its sole and subjective discretion. This Agreement and all rights and obligations hereunder shall not be assigned by Purchaser without the prior written consent of Seller, which consent may be withheld in its sole and subjective discretion, except that such consent shall not be required for any assignment by Purchaser to any of its Affiliates. Any assignment in violation of the foregoing provision shall be null and void at the option of the nonassigning party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

     11.5 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

     11.6 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

     11.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

     (a) This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of California.

     (b) To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in the State of California as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of California and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     (c) EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, THE LEASE OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

     11.8 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

     11.9 Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

     11.10 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

     11.12 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of seller and purchaser.

     11.13 Time of the Essence. Time is of the essence with respect to this Agreement.

                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                          SELLER:

                                          RESIDENCE INN BY MARRIOTT, INC.


                                          By: /s/ Timothy J. Grisius
                                              ----------------------------------
                                          Name:  Timothy J. Grisius
                                          Title: Vice President


                                          PURCHASER:

                                          APPLE HOSPITALITY FIVE, INC.


                                          By: /s/ J. Philip Hart
                                              ----------------------------------
                                          Name:  J. Philip Hart
                                          Title: Senior Vice President

                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PROPERTY



                                   [Omitted]

                                    EXHIBIT B

                               FORM OF GRANT DEED

WHEN RECORDED MAIL THIS DEED TO:
McGuire Woods LLP
One James Center
901 East Cary Street
Richmond, VA 23219-4030
Attn: Nancy Little, Esq.

MAIL TAX BILLS TO:
Apple Hospitality Five, Inc.
c/o Apple Real Estate Investment Trust Companies
10 South Third Street
Richmond, Virginia 23219

--------------------------------------------------------------------------------
                                        SPACE ABOVE THIS LINE FOR RECORDER'S USE

                                   GRANT DEED

THE UNDERSIGNED GRANTOR(S) DECLARE(S)

DOCUMENTARY TRANSFER TAX is $ See Transfer Tax Affidavit

[X]  computed on full value of property conveyed, or
[ ] computed on full value less value of liens or encumbrances remaining at time of sale.
[ ]  unincorporated area
[X]  city of Cypress                AND

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation

hereby GRANT(s) to

APPLE HOSPITALITY FIVE, INC., a Virginia corporation

the following described real property in the City of Cypress, County of Orange, State of California:

     Legal Description attached hereto as Exhibit A

Date: May 23, 2003

RESIDENCE INN BY MARRIOTT, INC.


By:
    -----------------------------
Name:  Timothy J. Grisius
Title: Vice President

State of Maryland          }
                           }
County of Montgomery       }

On the 23rd day of May, 2003, before me,                                 ,
                                         --------------------------------
personally appeared Timothy J. Grisius, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.


Signature                               (seal)
          ------------------------------

                             EXHIBIT A TO GRANT DEED

ALL THAT CERTAIN LAND SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF ORANGE, CITY OF CYPRESS, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 2 OF PARCEL MAP NO. 98-143, AS SHOWN ON A MAP FILED IN BOOK 319, PAGES 8, 9 AND 10 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF ORANGE COUNTY, CALIFORNIA.

PARCEL B:

AN OVERFLOW EASEMENT FOR THE PURPOSE OF PROVIDING DRAINAGE OF EXCESS STORM WATER EITHER AS SHEET FLOW AND/OR BY WAY OF COLLECTIVE DRAINS AND DRAIN PIPES AS DISCLOSED IN THAT "GRANT OF DRAINAGE EASEMENT" RECORDED SEPTEMBER 11, 1990 AS INSTRUMENT NO. 90-482118 OF OFFICIAL RECORDS, SUBJECT TO THE TERMS, PROVISIONS AND CONDITIONS CONTAINED THEREIN.

PARCEL C:

A PERPETUAL, NON-EXCLUSIVE EASEMENT AND ACCESS RIGHT-OF-WAY, OVER PORTIONS OF PARCEL 3 OF SAID PARCEL MAP NO. 98-143, FOR INGRESS AND EGRESS OF VEHICLES AND PEDESTRIANS TO AND FROM SIBONEY STREET AS DISCLOSED IN THAT "ACCESS EASEMENT AGREEMENT" RECORDED MAY 21, 2001 AS INSTRUMENT NO. 20010325050 OF OFFICIAL RECORDS, SUBJECT TO THE TERMS, PROVISIONS AND CONDITIONS CONTAINED THEREIN.

PARCEL D:

A PERPETUAL, NON-EXCLUSIVE PARKING EASEMENT TOGETHER WITH A PERPETUAL, NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS OF VEHICLES AND PEDESTRIANS, OVER PORTIONS OF PARCEL 1 OF SAID PARCEL MAP NO. 98-143, AS DISCLOSED IN THAT "PARKING EASEMENT AGREEMENT" RECORDED MAY 21, 2001 AS INSTRUMENT NO. 20010325051 OF OFFICIAL RECORDS, SUBJECT TO THE TERMS, PROVISIONS AND CONDITIONS CONTAINED THEREIN.

                                    EXHIBIT C

                         FORM OF ASSIGNMENT OF CONTRACTS

                             ASSIGNMENT OF CONTRACTS

     THIS ASSIGNMENT OF CONTRACTS ("Assignment") is made as of May 23, 2003 (the "Effective Date"), by and between RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation ("Assignor") and APPLE HOSPITALITY FIVE, INC., a Virginia corporation ("Assignee").

                                   WITNESSETH:

     A. Pursuant to the Purchase and Sale Agreement dated as of the date hereof ("Purchase Agreement"), by and between Assignor, as seller, and Assignee, as purchaser, Assignor is conveying to Assignee certain interests in certain real property, together with all structures and other improvements located thereon and thereunder, commonly known as the Residence Inn by Marriott located at 4931 Katella Avenue, Los Alamitos, California (the "Property") and more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

     B. In connection with the Purchase Agreement, Assignor has agreed to assign to Assignee all contracts to which Seller is a party with respect to the Property or otherwise relating to the ownership, use or operation of the Property, and all leases of FF&E (as defined in the Purchase Agreement), including all contracts that are listed in Exhibit A attached hereto, excluding, however, any such contracts to the extent they relate to property other than the Property or that are not assignable or transferable by Assignor unless all necessary consents or approvals for such assignment or transfer have been obtained (the "Contracts"), on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the foregoing premise, of Ten Dollars ($10.00) in hand paid by Assignee, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignment. Assignor hereby grants, transfers, assigns, delivers and conveys to Assignee as of the Effective Date, all of Assignor's right, title and interest in and to the Contracts. Assignor remains responsible for all liabilities and obligations of Assignor under or relating to the Contracts which arose or were incurred, or which were required to be performed, prior to the Effective Date.

     2. Assumption. Assignee hereby assumes, and agrees to be bound by, all obligations and liabilities of Assignor under or relating to the Contracts which shall arise or be incurred, or which are required to be performed, on and after the Effective Date.

     3. Indemnity - Assignee. Assignee hereby indemnifies and agrees to hold Assignor harmless from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including without limitation, court costs and reasonable attorneys' fees) which Assignor may incur, sustain or suffer or which may be asserted or charged against Assignor, which are caused by Assignee's performance or non-performance of Assignee's obligations, duties, responsibilities, covenants and liabilities under the Contracts on or after the Effective Date.

     4. Indemnity - Assignor. Assignor hereby indemnifies and agrees to hold Assignee harmless from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, without limitation, court costs and reasonable attorneys' fees) which Assignee may incur, sustain or suffer or which may be asserted or charged against Assignee, which are caused by Assignor's performance or non-performance of Assignor's obligations, duties, responsibilities, covenants and liabilities under the Contracts prior to the Effective Date.

     5. Binding Effect. This Assignment shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

     6. Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of California.

     7. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                    [Signatures appear on the following page]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Contracts as of the Effective Date.

                                           ASSIGNOR:

                                           RESIDENCE INN BY MARRIOTT, INC.


                                           By:
                                                  ------------------------------
                                           Name:  Timothy J. Grisius
                                           Title: Vice President


                                           ASSIGNEE:

                                           APPLE HOSPITALITY FIVE, INC.


                                           By:
                                                  ------------------------------
                                           Name:
                                                  ------------------------------
                                           Title:
                                                  ------------------------------

                      EXHIBIT A TO ASSIGNMENT OF CONTRACTS

                                LIST OF CONTRACTS

1. Above All Catering Incorporated Service Agreement by and between Above All Catering Incorporated and Marriott International (Residence Inn - Cypress) dated October 22, 2002
2.   Service Increase from Consolidated Disposal Service dated December 9, 2002;
3. Pest Elimination Services Agreement between Ecolab and Residence Inn Cypress dated August 28, 2002;
4. Guest Valet & Laundry Service Contract between Fifth Avenue Cleaners and Residence Inn by Marriott dated October 16, 2002;
5. Heartland Waffle Baker Bailment Agreement between Heartland Food Products, Inc. and Residence Inn by Marriott dated October 22, 2002;
6. Security Coverage Agreement between Mainland Best Security, Inc. and Marriott Residence Inn dated March 4, 2003;
7. Application for Credit with Waterline Technologies, Inc. by Residence Inn by Marriott Cypress dated November 25, 2002;
8. Landscaping Maintenance Services Agreement between Sunset Landscape Maintenance Co. and Residence Inn by Marriott dated February 1, 2003; and
9. Rental Agreement between Special T Water Systems, Inc. and Marriott Residence Inn dated December 24, 2002.

                                    EXHIBIT D

                    FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

                        ASSIGNMENT OF INTANGIBLE PROPERTY

     This ASSIGNMENT OF INTANGIBLE PROPERTY ("Assignment") is dated as of May 23, 2003 (the "Effective Date"), by and between RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation ("Assignor") and APPLE HOSPITALITY FIVE, INC., a Virginia corporation ("Assignee"):

                                   WITNESSETH:

     A. Pursuant to the Purchase and Sale Agreement dated as of the date hereof ("Purchase Agreement"), by and between Assignor, as seller, and Assignee, as purchaser, Assignor is conveying to Assignee certain interests in certain real property, together with all structures and other improvements located thereon and thereunder, commonly known as the Residence Inn by Marriott located at 4931 Katella Avenue, Los Alamitos, California (the "Property") and more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

     B. In connection with the Purchase Agreement, Assignor has agreed to assign to Assignee, subject to Recital C below, all (a) permits, certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any public body or by any private party and relating to the ownership, use or operation of the Property, and (b) certificates, licenses, warranties and guarantees relating to the ownership, use or operation of the Property, including, without limitation, the items listed on Exhibit A attached hereto (collectively, the "Intangible Property").

     C. It is expressly agreed, however, that the Intangible Property shall not include (i) the "Excluded Assets" as defined in the Purchase Agreement and (ii) the permits, operating permits, certificates, licenses, approvals or other such Intangible Property, which are required by any governmental laws or regulations to be held by the Assignor in order to permit the Assignor to operate the Property as manager in accordance with the terms of the Management Agreement (as defined in the Purchase Agreement) or which are not assignable or transferable by Assignor unless all necessary consents or approvals for such assignment or transfer have been obtained (clauses (i) and (ii) are hereinafter referred to collectively, as the "Non-Assigned Intangible Property").

     NOW THEREFORE, in consideration of the foregoing premise, of Ten Dollars ($10.00) in hand paid by Assignee, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignment. Assignor hereby grants, transfers, assigns, delivers and conveys to Assignee as of the Effective Date, all of Assignor's right, title and interest in and to the Intangible Property, EXCLUDING HOWEVER, the Non-Assigned Intangible Property.

     2. Assumption. Assignee hereby assumes, and agrees to be bound by, all obligations and liabilities of Assignor under or relating to the Intangible Property, EXCLUDING HOWEVER, the Non-Assigned Intangible Property, which shall arise or be incurred, or which are required to be performed, on and after the Effective Date.

     3. Alcoholic Beverage Licenses. Assignee and Assignor agree that the alcoholic beverage license(s) for the Property are Excluded Assets and are to be held by Assignor in order to permit Assignor to operate the Property properly in accordance with the Management Agreement.

     4. Copies of Documents. The copies of the documents evidencing the Intangible Property listed in Exhibit A hereto, which Assignor has delivered to Assignee, are true, correct and complete copies of such documents as they appear in the files of Assignor.

     5. Indemnity - Assignee. Assignee shall indemnify and hold Assignor harmless from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including without limitation, court costs and reasonable attorneys' fees) which Assignor may incur, sustain or suffer or which may be asserted or charged against Assignor relating to the Intangible Property which accrue on or after the Effective Date.

     6. Indemnity - Assignor. Assignor shall indemnify and hold Assignee harmless from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, without limitation, court costs and reasonable attorneys' fees) which Assignee may incur, sustain or suffer or which may be asserted or charged against Assignee relating to the Intangible Property which accrue prior to the Effective Date.

     7. Binding Effect. This Assignment shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

     8. Applicable Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of California.

     9. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                    [Signatures appear on the following page]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment Of Intangible Property as of the Effective Date.

                                           ASSIGNOR:

                                           RESIDENCE INN BY MARRIOTT, INC.


                                           By:
                                                  ------------------------------
                                           Name:  Timothy J. Grisius
                                           Title: Vice President


                                           ASSIGNEE:

                                           APPLE HOSPITALITY FIVE, INC.


                                           By:
                                                  ------------------------------
                                           Name:
                                                  ------------------------------
                                           Title:
                                                  ------------------------------

               EXHIBIT A TO THE ASSIGNMENT OF INTANGIBLE PROPERTY

                    Permits, Licenses, Authorizations for the
                   Ownership and Operation of the Improvements

1.   Certificate of Occupancy - Building A;
2.   Certificate of Occupancy - Building B;
3.   Certificate of Occupancy - Building C;
4.   Fire Authority Permit;
5.   Elevator Permit No. 123763;
6.   Elevator Permit No. 123764;
7.   Elevator Permit No. 123765;
8.   CA Board of Equalization - Seller's Permit;
9.   Orange County Health Care Agency Public Health Permit;
10.  City of Cypress Business Certificate
11.  JPT Constructors, LTD Guarantee;
12.  Builders Termite Warranty;
13.  Paulus Engineering, Inc. Warranty;
14.  Ben's Asphalt, Inc. Warranty;
15.  Nationwide Industries, LLC Warranty;
16.  Columbia Cascade Warranty;
17.  Rex L. Gilmore Land Contractor Warranty;
18.  Procon Industries, Inc. Warranty;
19.  Maxim Floor Systems Warranty;
20.  PBC Companies Warranty;
21.  Blazing Industrial Steel, Inc. Guarantee;
22.  Mar Construction, Inc. Warranty;
23.  Grandview Products Co., Inc. Warranty;
24.  Art Deck, Inc. Warranty;
25.  Insulcom Warranty;
26.  Roof Engineering, Inc. Warranty;
27.  Seal-Rite Warranty;
28.  Builders Specialty and Hardware Guarantee;
29.  Milgard Manufacturing Guarantee;
30.  Associated Building Supply D. V. Fyre-Tec Steel Windows Warranty;
31.  Sherrin Glass & Metal, Inc. Guarantee;
32.  Tricon Guarantee;
33.  Calescon Warranty;
34.  Serena Marble Warranty;
35.  Sierra Woodworking Guarantee;
36.  Commercial Interiors Guarantee;
37.  MRD Marble, Inc. Guarantee;
38.  Schmid Insulation Guarantee;
39.  Accent Sign & Flag Guarantee;
40.  Lyon Workspace Products Guarantee;
41.  Mobile Fire Extinguisher, Inc. Guarantee;
42.  Ducharme Door Company Warranty;
43.  Hamilton Warranty;
44.  GE/Hotpoint Warranty;

45.  Mission Pools Warranty;
46.  Metro Fire Protection, Inc. Warranty;
47.  Otis Elevator Company Warranty;
48.  Chute Systems Guarantee;
49.  Ritchie Plumbing Warranty;
50.  S. W. Gill, Inc. Warranty;
51.  Reeves Subcontractor's Warranty;
52.  Corrpro Companies Warranty;
53.  Premiere Electric, Inc. Guarantee
54.  Delta Pacific Builders, Inc. Guarantee;
55.  Henri Specialties Co., Inc. Warranty;
56.  InPro Corporation Warranty; and
57.  Sport Court 10-Year Limited Warranty.

                                    EXHIBIT E

                          FORM OF WARRANTY BILL OF SALE

                                  BILL OF SALE

     THIS BILL OF SALE (this "Bill of Sale"), made this 23rd day of May, 2003 (the "Effective Date"), by RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation, ("Seller"), in favor of APPLE HOSPITALITY FIVE, INC., a Virginia corporation ("Purchaser").

                                   WITNESSETH:

     A. Pursuant to the Purchase and Sale Agreement dated as of the date hereof ("Purchase Agreement"), by and between Seller and Purchaser, Seller is conveying to Purchaser certain interests in certain real property, together with all structures and other improvements located thereon and thereunder, commonly known as the Residence Inn by Marriott located at 4931 Katella Avenue, Los Alamitos, California (the "Property") and more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

     B. In connection with the Purchase Agreement, Seller has agreed to provide to Purchaser a warranty bill of sale which is to assign, transfer and convey all of Seller's rights, title and interest, in, to as it relates to the Property all FF&E, Fixed Asset Supplies, Records and Inventories (as such terms are defined in the Purchase Agreement), other than the "Excluded Assets" as defined in the Purchase Agreement (the FF&E, Fixed Asset Supplies, Records and Inventories, other than the Excluded Assets, are collectively refereed to as the "Transferred Personal Property").

     NOW THEREFORE, in consideration of the foregoing premise, of Ten Dollars ($10.00) in hand paid by Purchaser, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees as follows:

     1. Seller hereby grants, transfers, sells, delivers and conveys to Purchaser as of the Effective Date, all of Seller's right, title and interest in and to the Transferred Personal Property.

     2. Seller warrants that it is the lawful owner of the Transferred Personal Property, that it has the good and lawful right to sell and convey the Transferred Personal Property, that the Transferred Personal Property is free from encumbrances or rightful claims of others, and that it will defend Purchaser's title to the Transferred Personal Property against all persons whomsoever. EXCEPT AS AFORESAID, ALL OF THE TRANSFERRED PERSONAL PROPERTY IS USED AND IS CONVEYED AND ACCEPTED "AS IS" WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF WHATSOEVER KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER EXPRESS OR IMPLIED, OR WHETHER WRITTEN OR ORAL CONCERNING ANY AND ALL DEFECTS OF A PHYSICAL

NATURE, WHETHER IN MATERIAL OR WORKMANSHIP, WHETHER OR NOT ANY SUCH DEFECTS WOULD BE VISIBLE AND APPARENT UPON OWNER'S FULL INSPECTION AND EXAMINATION THEREOF

     3. This Bill of Sale shall inure to the benefit of, and be binding upon, the Seller and Purchaser and their respective successors and assigns.

     4. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of California.

     5. This Bill of Sale may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the Effective Date.

                                           SELLER:

                                           RESIDENCE INN BY MARRIOTT, INC.


                                           By:
                                                  ------------------------------
                                           Name:  Timothy J. Grisius
                                           Title: Vice President

                                    EXHIBIT F

                          FORM OF MANAGEMENT AGREEMENT

                                   [OMITTTED]

                                    EXHIBIT G

                             FORM OF OWNER AGREEMENT

                                    [OMITTED]